Exhibit 5

[Sheppard, Mullin, Richter & Hampton LLP Letterhead]

July 22, 2004

Valeant Pharmaceuticals International
3300 Hyland Avenue
Costa Mesa, CA 92626

     Re: Registration Statement on Form S-3; File No. 333-112904

Ladies and Gentlemen:

            We have acted as special counsel to Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3, File No. 333-112904 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the public resale by the selling securityholders named in the Registration Statement and the prospectus related thereto (the “Selling Securityholders”) of the following (collectively, the “Securities”):

     (i) an aggregate of $240,000,000 principal amount of the Company’s 3% Convertible Subordinated Notes Due 2010 (the “3% Notes due 2010”) issued pursuant to the Indenture dated as of November 19, 2003 (the “Indenture”) among the Company, Ribapharm Inc. and The Bank of New York, as trustee;

     (ii) an aggregate of $240,000,000 principal amount of the 4% Convertible Subordinated Notes Due 2013 (collectively with the 3% Notes due 2010, the “Notes”) issued pursuant to the Indenture; and

     (iii) the 15,184,128 shares (subject to adjustment) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable on conversion of the Notes (the “Conversion Shares”).

            This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

            In connection with this opinion we have examined the following documents (collectively, the “Transaction Documents”):

     (i) The Indenture.

     (ii) The Notes in the forms attached to the Indenture as Exhibit A-1 and Exhibit A-3 (the “Global Notes);

     (iii) The Purchase Agreement, dated November 13, 2003, among the Company, Ribapharm Inc. and the Purchasers listed on Schedule I thereto; and

     (iv) The Registration Rights Agreement, dated November 19, 2003, between the Company and Ribapharm Inc., on the one hand, and Banc of America Securities LLC and Goldman Sachs & Co. on the other hand.

            In connection with this opinion, as to matters of fact, we have relied on a certificate of officers of the Company and upon certificates and statements of government officials, all without independent verification.

            In such examination, we assumed that the signatures on documents and instruments examined by us are authentic, that each is complete and what it purports to be, that all documents and instruments submitted to us as copies or facsimiles or submitted electronically conform with the originals, and that the documents and instruments submitted to us have not been amended or modified since the date submitted.

            In our examination of documents, we further assumed (i) that each person or entity entering into such documents (other than the Company in connection with the Transaction Documents) had the power, legal competence and capacity to enter into and perform all of such party’s obligations thereunder, (ii) the due authorization, execution and delivery by each party (other than the due authorization, execution and delivery of the Transaction Documents by the Company), (iii) the enforceability and binding nature of the obligations of the parties to such documents (other than as to the enforceability against, and the binding nature upon, the Company of the Transaction Documents), (iv) that there is no fact or circumstance relating to any party that might prevent the holders of the Notes from enforcing any of the rights provided for in the Notes, and (v) that no action has been taken or event occurred which amends, revokes, terminates or renders invalid any of the documents, records, consents or resolutions which we have reviewed since the date of the certificates we relied upon in rendering this opinion. We also assumed that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

            We have also assumed that the execution and delivery by the Company of the Notes and the performance by the Company of its obligations under the Notes do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except that we do not make this assumption for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement.

            In rendering this opinion, we have also assumed that, at the time of any issuance of Conversion Shares, the number of shares of Common Stock so issued will not exceed that number of shares of Common Stock available after subtracting from shares of Common Stock then authorized under the Company’s Certificate of Incorporation: (a) the number of shares of

Common Stock that are then issued and outstanding and (b) the number of shares of Common Stock that are then reserved for issuance or otherwise may become issuable pursuant to the Company’s then outstanding commitments or obligations.

            Based upon and subject to the foregoing and the qualifications and limitations set forth below, it is our opinion that:

     (a) The Notes have been authorized by all necessary corporate action of the Company, and are binding obligations of the Company.

     (b) The Conversion Shares have been duly authorized and reserved for issuance on conversion of the Notes, and when issued, sold, executed and delivered upon conversion of the Notes in accordance with the terms of the Global Notes, will be validly issued, fully paid and nonassessable.

            With regard to the opinion set forth in paragraph (a) above regarding enforceability, we note that the statement herein that an agreement is a “binding obligation” of a party shall mean that, subject to the qualifications and limitations set forth herein, (i) an effective contract has been formed under New York law, (ii) the entire agreement is not invalid by reason of a specific statutory prohibition or the public policy of the State of New York, (iii) contractual defenses to the entire agreement are not available and (iv) some remedy is available if a party to the agreement does not materially comply with its terms. This does not imply that any particular type of remedy is available.

            Our opinion in paragraph (a) is further qualified by, and subject to, and we render no opinion with respect to, the following:

            1. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent transfers, preferential transfers and distributions and equitable subordination.

            2. Limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Notes, whether considered in a proceeding at law or in equity, and by the effect of judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

            3. The enforceability of any attorneys’ fees, choice of law, severability, reimbursement, indemnification or contribution provisions.

            Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws, each as currently in effect, except that our opinion in paragraph (a) above as to the binding nature of the Notes is limited to the laws of the State of New York that are normally applicable to instruments such as the Notes, and we have assumed that the laws of the state of New York will govern the Notes. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

            We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the prospectus included in the Registration Statement.

            This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

Sheppard, Mullin, Richter & Hampton LLP